Contact: Leah Stearns
Senior Vice President, Treasurer and Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Second Quarter 2016
●	Total revenue increased 22.8% to $1,442 million	●	Adjusted EBITDA increased 14.0% to $869 million
●	Property revenue increased 23.6% to $1,426 million	●	Consolidated AFFO increased 10.3% to $592 million
●	Net income increased 22.4% to $192 million
Boston, Massachusetts – July 28, 2016: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended June 30, 2016.
Jim Taiclet, American Tower’s Chief Executive Officer stated, “Our Company’s strong second quarter total Property Revenue growth of nearly 24% was powered by solid U.S. Organic Tenant Billings Growth of nearly 6%, and more than double that level in our international markets, at approximately 14%. Total Organic Tenant Billings grew by approximately 8% in the quarter and were further enhanced by an approximately 15% contribution in New Site Tenant Billings associated primarily with our Viom transaction in India and sites acquired from Bharti Airtel in Nigeria and TIM in Brazil.
American Tower’s consistent track record of performance is based on 20 years of dedication to developing a leadership position in the physical, intellectual and organizational capital that enables us to provide high quality telecommunications real estate to the world’s largest network operators in the U.S., Latin America, Asia and EMEA. We therefore believe that our company has built a sustainable competitive advantage that will drive continuing growth in Consolidated AFFO per share and in our dividend for many years to come.”

CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended June 30, 2016 (unless otherwise indicated, all comparative information is presented against the quarter ended June 30, 2015). Please note that the presentation of certain quarterly results has been updated in response to the Securities and Exchange Commission’s recently updated Compliance and Disclosure Interpretations on the use of non-GAAP financial measures.

($ in millions, except per share amounts)	Q2 2016	Growth Rate
Total revenue	$1,442	22.8%
Total property revenue(1)	$1,426	23.6%
Total Tenant Billings Growth(2)	$228	23.1%
Organic Tenant Billings Growth(2)	$76	7.7%
Property Gross Margin	$977	15.9%
Property Gross Margin %	68.5%
Net income attributable to AMT common stockholders	$161	24.4%
Net income attributable to AMT common stockholders per diluted share	$0.37	23.3%
Adjusted EBITDA	$869	14.0%
Adjusted EBITDA Margin %	60.2%

NAREIT Funds From Operations (FFO) attributable to AMT common stockholders	$508	20.3%
Consolidated AFFO	$592	10.3%
Consolidated AFFO per Share	$1.38	9.5%
AFFO attributable to AMT common stockholders	$570	8.8%
AFFO attributable to AMT common stockholders per Share	$1.33	8.1%

Cash provided by operating activities	$748	42.0%
Less: total cash capital expenditures(3)	$169	11.3%
Free Cash Flow	$579	54.5%
_______________
(1)    Includes the negative impact of approximately $7.0 million in revenue reserves in Brazil attributable to receivables that have been included as part of a tenant’s judicial reorganization process.
(2)    Please note that the Company’s previously provided “Run-Rate Revenue” metric has been renamed “Tenant Billings.”
(3)    Cash capital expenditures for Q2 2016 include $3.9 million of payments on capital leases of property and equipment, which are presented in the condensed consolidated statement of cash flows included herein under Repayments of notes payable, credit facilities and capital leases.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” and “Unaudited Reconciliations to GAAP Measures and the Calculation of Defined Financial Measures” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the second quarter of 2016, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q2 2016(1)
Distribution per share	$0.53
Aggregate amount ($ in millions)	$225
Year-over-year per share growth	20.5%
_______________
(1)    The dividend declared was paid in the third quarter of 2016 to stockholders of record as of the close of business on June 17, 2016.
In addition, the Company declared approximately $27 million in preferred stock dividends during the second quarter of 2016.
Capital Expenditures – During the second quarter of 2016, total capital expenditures were $169 million. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the second quarter of 2016, the Company spent $1.2 billion primarily to acquire 42,975 sites internationally.
This included the closing of the Company’s previously announced acquisition of a 51% controlling ownership interest in Viom Networks Limited (“Viom”) on April 21, 2016. The total cash consideration for the Viom acquisition was approximately 76 billion Indian Rupees (“INR”). The Company also assumed approximately INR 52 billion of debt at closing.
LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended June 30, 2016, the Company’s Net Leverage Ratio was approximately 5.3x net debt (total debt less cash and cash equivalents) to second quarter 2016 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio
($ in millions)	As of June 30, 2016
Total debt	$18,717
Less: Cash and cash equivalents	411
Net Debt	18,306
Divided By: Second quarter annualized Adjusted EBITDA(1)	3,476
Net Leverage Ratio	5.3x
_______________
(1)    Q2 2016 Adjusted EBITDA multiplied by four.
Liquidity – As of June 30, 2016, the Company had approximately $3.2 billion of total liquidity, consisting of over $0.4 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $2.8 billion under its revolving credit facilities, net of any outstanding letters of credit.
FULL YEAR 2016 OUTLOOK

Please note that certain outlook disclosures have been updated in response to the Securities and Exchange Commission’s recently updated Compliance and Disclosure Interpretations on the use of non-GAAP financial measures. For comparability, outlook tables in their previous format, updated for our current expectations, have been included in the Appendix of this press release. Please note that in future disclosures, the tables in the previous format will no longer be available.
The following estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of July 28, 2016. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company is raising the midpoint of its full year 2016 outlook for property revenue, Adjusted EBITDA and Consolidated AFFO by $10 million, $15 million and $15 million, respectively. This includes an approximately $7 million negative impact on all three metrics from the revenue reserve we recorded in Brazil in the second quarter as well as the impacts of foreign currency exchange fluctuations, as outlined below. The Company is reducing the midpoint of its full year 2016 outlook for net income by $70 million primarily as a result of increased expected depreciation and amortization expense.
The Company’s revised outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for the second half of 2016: (a) 3.50 Brazilian Reais; (b) 670 Chilean Pesos; (c) 3,100 Colombian Pesos; (d) 0.92 Euros; (e) 4.00 Ghanaian Cedi; (f) 68.40 Indian

Rupees; (g) 18.90 Mexican Pesos; (h) 300 Nigerian Naira; (i) 3.40 Peruvian Soles; (j) 15.75 South African Rand; and (k) 3,400 Ugandan Shillings.
Based on these assumptions, the Company’s current outlook reflects favorable impacts of foreign currency fluctuations of approximately $1 million for total property revenue, $17 million for Adjusted EBITDA and $18 million for Consolidated AFFO, as compared to the Company’s previously issued full year outlook. Additional information pertaining to the impact of foreign currency fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on its website. The impact of foreign currency fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.

2016 Outlook ($ in millions)	Full Year 2016			Midpoint Growth
Total property revenue(1)	$5,615	to	$5,705	20.9%
Net income	965	to	1,025	48.1%
Adjusted EBITDA	3,500	to	3,540	14.8%
Consolidated AFFO	2,420	to	2,460	13.5%
_______________

(1)	Includes U.S. Property Revenue of $3,360 to $3,380 and International Property Revenue of $2,255 to $2,325, reflecting midpoint growth rates of 6.7% and 50.4% respectively.

2016 Outlook for Total Property Revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	$ N/A	$706	$706
Straight-line revenue	73	51	124
_______________

(1)	For additional discussion regarding the components above, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2016 Outlook growth, at the midpoint, includes the following components(1):	Total Property Revenue	Adjusted EBITDA	Consolidated AFFO
Outlook midpoint growth	20.9%	14.8%	13.5%
Estimated impact of fluctuations in foreign currency exchange rates	(3.5)%	(3.1)%	(3.2)%
Estimated impact of straight-line revenue and expense recognition	(1.4)%	(1.9)%	—%
Estimated impact of international pass-through revenue	4.6%	—%	—%
_______________

(1)	Growth components for net income are not provided, as the impact of each of the line items on the measure cannot be calculated without unreasonable effort.

2016 Outlook growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	5.8%	13.8%	7.9%
New Site Tenant Billings	3.2%	45.3%	14.5%
Total Tenant Billings Growth	8.9%	59.2%	22.4%
_______________

(1)	For additional discussion regarding the component growth rates above, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

Outlook for Capital Expenditures:
($ in millions)
(Totals may not add due to rounding.)	Full Year 2016
Discretionary capital projects(1)	$185	to	$215
Ground lease purchases	140	to	160
Start-up capital projects	85	to	105
Redevelopment	165	to	185
Capital improvement	110	to	120
Corporate	15	—	15
Total	$700	to	$800
_______________

(1)	Includes the construction of approximately 2,500 to 3,000 communications sites globally.

Reconciliation of Outlook for Net Income to Adjusted EBITDA:
($ in millions)
(Totals may not add due to rounding.)	Full Year 2016
Net income	$965	to	$1,025
Interest expense	740	to	710
Depreciation, amortization and accretion	1,500	to	1,530
Income tax provision	142	to	131
Stock-based compensation expense	90	—	90
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	63	to	54
Adjusted EBITDA	$3,500	to	$3,540

Reconciliation of Outlook for Net Income to Consolidated AFFO:
($ in millions)
(Totals may not add due to rounding.)	Full Year 2016
Net income	$965	to	$1,025
Straight-line revenue	(124)	—	(124)
Straight-line expense	66	—	66
Depreciation, amortization and accretion	1,500	to	1,530
Stock-based compensation expense	90	—	90
Deferred portion of income tax	47	to	34
Other, including other operating expenses, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and dividends on preferred stock	1	to	(26)
Capital improvement capital expenditures	(110)	to	(120)
Corporate capital expenditures	(15)	—	(15)
Consolidated AFFO	$2,420	to	$2,460
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended June 30, 2016 and its outlook for 2016. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (866) 254-5935
International dial-in: (651) 291-9113
Passcode: 396876
When available, a replay of the call can be accessed until 11:59 p.m. ET on August 11, 2016. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (800) 475-6701
International dial-in: (320) 365-3844
Passcode: 396876
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multi-tenant communications real estate with a portfolio of over 144,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following non-GAAP and defined financial measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, NAREIT Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. Notwithstanding the foregoing, the Company's Non-GAAP and Defined Financial measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; and (vii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing towers and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their initial addition to our portfolio is not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze our existing real estate portfolio growth as well as our development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their initial addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, we believe that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our tenant billings growth. As a result, we believe that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs from the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on our real estate portfolio, (i.e.: does not have a renewal option or escalation as our tenant leases do) we believe that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each respective country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange fluctuations to its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Typically an immaterial portion of the Company’s total revenue, Other revenue represents revenue not captured by the above listed terms and can include items such as tenant settlements.

Non-GAAP and Defined Financial Measure Definitions

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, and enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

For segment reporting purposes, the Latin America property segment Operating Profit and Gross Margin also include interest income, TV Azteca, net. Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

NAREIT Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interest. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): NAREIT FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of its tax provision, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interest, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the NAREIT FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in NAREIT FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of our property assets in those periods. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interest on both NAREIT FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO. The company believes that providing this additional metric enhances transparency, given a significantly larger minority interest component of its business as a result of the Company’s Viom transaction, which closed in the second quarter of 2016.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on capital leases of property and equipment. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry.

Net Debt: Total long-term debt less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2016 outlook, foreign currency exchange rates, our expectation regarding the leasing demand for communications real estate and our expectations regarding dividend growth. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) decrease in demand for our communications sites would materially and adversely affect our operating results, and we cannot control that demand; (2) if our tenants share site infrastructure to a significant degree or consolidate or merge, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (3) increasing competition for tenants in the tower industry may materially and adversely affect our pricing; (4) competition for assets could adversely affect our ability to achieve our return on investment criteria; (5) our business is subject to government and tax regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; (6) our leverage and debt service obligations may materially and adversely affect us, including our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (7) our expansion initiatives involve a number of risks and uncertainties, including those related to integration of acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (8) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (9) new technologies or changes in a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues; (10) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to changes in the creditworthiness and financial strength of our tenants; (11) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (12) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (13) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; (14) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from such towers will be eliminated; (15) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities and the terms of our preferred stock could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (16) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (17) we could have liability under environmental and occupational safety and health laws; and (18) our towers, data centers or computer systems may be affected by natural disasters and other unforeseen events for which our insurance may not provide adequate coverage. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2015, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$410,538	$320,686
Restricted cash	142,761	142,193
Accounts receivable, net	285,422	227,354
Prepaid and other current assets	481,879	306,235
Total current assets	1,320,600	996,468
PROPERTY AND EQUIPMENT, net	10,575,425	9,866,424
GOODWILL	4,981,919	4,091,805
OTHER INTANGIBLE ASSETS, net	11,590,692	9,837,876
DEFERRED INCOME TAXES	229,273	212,041
DEFERRED RENT ASSET	1,233,002	1,166,755
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	809,287	732,903
TOTAL	$30,740,198	$26,904,272
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$120,586	$96,714
Accrued expenses	617,711	516,413
Distributions payable	227,594	210,027
Accrued interest	151,365	115,672
Current portion of long-term obligations	314,063	50,202
Unearned revenue	224,312	211,001
Total current liabilities	1,655,631	1,200,029
LONG-TERM OBLIGATIONS	18,403,013	17,068,807
ASSET RETIREMENT OBLIGATIONS	951,803	856,936
DEFERRED TAX LIABILITY	745,936	106,333
OTHER NON-CURRENT LIABILITIES	1,058,433	959,349
Total liabilities	22,814,816	20,191,454
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTEREST	1,085,157	—
EQUITY:
Preferred stock, Series A	60	60
Preferred stock, Series B	14	14
Common stock	4,280	4,267
Additional paid-in capital	9,781,223	9,690,609
Distributions in excess of earnings	(1,033,324)	(998,535)
Accumulated other comprehensive loss	(1,770,998)	(1,836,996)
Treasury stock	(207,740)	(207,740)
Total American Tower Corporation equity	6,773,515	6,651,679
Noncontrolling interest	66,710	61,139
Total equity	6,840,225	6,712,818
TOTAL	$30,740,198	$26,904,272

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
REVENUES:
Property	$1,426,192	$1,154,235	$2,693,843	$2,216,415
Services	16,035	20,140	37,431	37,150
Total operating revenues	1,442,227	1,174,375	2,731,274	2,253,565
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property (including stock-based compensation expense of $392, $390, $899 and $822, respectively)	452,571	314,285	794,861	573,542
Services (including stock-based compensation expense of $255, $98, $406 and $237, respectively)	7,140	8,173	16,295	13,556
Depreciation, amortization and accretion	397,765	328,356	739,399	591,876
Selling, general, administrative and development expense (including stock-based compensation expense of $21,260, $23,557, $48,681 and $52,847, respectively)	138,234	116,338	273,549	239,628
Other operating expenses	13,711	17,449	22,511	25,223
Total operating expenses	1,009,421	784,601	1,846,615	1,443,825
OPERATING INCOME	432,806	389,774	884,659	809,740
OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net	2,748	2,662	5,464	5,258
Interest income	6,468	4,404	10,002	7,368
Interest expense	(181,036)	(148,507)	(340,916)	(296,441)
Gain (loss) on retirement of long-term obligations	830	(75,068)	830	(78,793)
Other expense (including unrealized foreign currency (losses) gains of ($24,585), $25,461, $4,777 and ($30,007), respectively)	(25,842)	(2,129)	(13,634)	(56,632)
Total other expense	(196,832)	(218,638)	(338,254)	(419,240)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	235,974	171,136	546,405	390,500
Income tax provision	(43,510)	(13,956)	(72,634)	(37,828)
NET INCOME	192,464	157,180	473,771	352,672
Net income attributable to noncontrolling interest	(4,914)	(1,124)	(11,062)	(3,299)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	187,550	156,056	462,709	349,373
Dividends on preferred stock	(26,782)	(26,782)	(53,563)	(36,601)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$160,768	$129,274	$409,146	$312,772
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$0.38	$0.31	$0.96	$0.76
Diluted net income attributable to American Tower Corporation common stockholders	$0.37	$0.30	$0.95	$0.75
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	424,909	423,154	424,484	414,182
DILUTED	429,004	426,933	428,529	418,303

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$473,771	$352,672
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	739,399	591,876
Stock-based compensation expense	49,986	53,906
(Gain) loss on early retirement of long-term obligations	(830)	78,793
Other non-cash items reflected in statements of operations	53,464	75,531
Decrease in restricted cash	12,170	26,804
Increase in net deferred rent asset	(34,931)	(46,653)
Increase in assets	(32,984)	(99,179)
Increase in liabilities	51,271	2,710
Cash provided by operating activities	1,311,316	1,036,460
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(319,427)	(311,122)
Payments for acquisitions, net of cash acquired	(1,216,467)	(670,246)
Payment for Verizon transaction	(4,748)	(5,060,416)
Proceeds from sales of short-term investments and other non-current assets	2,601	781,469
Payments for short-term investments	—	(816,038)
Deposits, restricted cash, investments and other	(5,360)	(3,087)
Cash used for investing activities	(1,543,401)	(6,079,440)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of short-term borrowings, net	(2,843)	—
Borrowings under credit facilities	1,326,866	4,740,308
Proceeds from issuance of senior notes, net	2,237,503	1,492,298
Proceeds from term loan	—	500,000
Proceeds from other long-term borrowings	70,806	—
Proceeds from issuance of securities in securitization transaction, net	—	875,000
Repayments of notes payable, credit facilities and capital leases(1)	(2,858,415)	(5,931,401)
Distributions to noncontrolling interest holders, net	(503)	(383)
Proceeds from stock options and ESPP	60,361	17,364
Distributions paid on common stock	(426,564)	(329,766)
Distributions paid on preferred stock	(53,563)	(31,085)
Proceeds from the issuance of common stock, net	—	2,440,327
Proceeds from the issuance of preferred stock, net	—	1,337,946
Payment for early retirement of long-term obligations	(125)	(86,107)
Deferred financing costs and other financing activities	(23,264)	(34,284)
Cash provided by financing activities	330,259	4,990,217
Net effect of changes in foreign currency exchange rates on cash and cash equivalents	(8,322)	13,973
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	89,852	(38,790)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	320,686	313,492
CASH AND CASH EQUIVALENTS, END OF PERIOD	$410,538	$274,702
CASH PAID FOR INCOME TAXES, NET	$50,413	$29,911
CASH PAID FOR INTEREST	$288,880	$291,103
_______________

(1)	First half of 2016 includes $8.7 million of payments on capital leases of property and equipment.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions. Totals may not add due to rounding.)

	Three months ended June 30, 2016
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$830	$237	$225	$135	$597	$1,426	$16	$1,442
Segment operating expenses(1)	182	83	128	58	270	452	7	459
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$647	$156	$97	$76	$329	$977	$9	$986
Segment SG&A(1)	35	15	15	17	46	81	3	85
Segment Operating Profit	$613	$141	$82	$60	$283	$896	$6	$901
Segment Operating Profit Margin	74%	60%	37%	44%	47%	63%	36%	62%

Revenue Growth	3.3%	7.3%	274.3%	91.4%	69.7%	23.6%	(20.4)%	22.8%
Total Tenant Billings Growth(2)	5.8%	20.8%	294.8%	90.7%	74.3%	23.1%
Organic Tenant Billings Growth(2)	5.6%	12.2%	10.4%	20.4%	13.7%	7.7%

Revenue Components(3)
Prior-Year Tenant Billings(2)	$737	$161	$35	$54	$250	$987
Colocations/Amendments	32	9	5	6	19	51
Escalations	21	12	1	4	17	38
Cancellations	(12)	(1)	(2)	(0)	(3)	(15)
Other	0	0	(0)	1	1	2
Organic Tenant Billings(2)	$779	$180	$39	$65	$284	$1,063
New Site Tenant Billings	1	14	100	38	151	152
Total Tenant Billings(2)	$780	$194	$138	$102	$435	$1,215
Foreign Currency Exchange Impact(4)	—	(26)	(7)	(4)	(37)	(37)
Total Tenant Billings (Current Period)(2)	$780	$168	$131	$99	$398	$1,177

Straight-Line Revenue	21	12	3	1	16	37
Prepaid Amortization Revenue	24	1	0	0	1	25
Other Revenue	5	(5)	2	1	(2)	3
International Pass-Through Revenue	—	72	93	35	201	201
Foreign Currency Exchange Impact(5)	—	(11)	(5)	(1)	(17)	(17)
Total Property Revenue (Current Period)	$830	$237	$225	$135	$597	$1,426
_______________

(1)	Excludes stock-based compensation expense.

(2)	Tenant Billings is equivalent to the Company’s previously disclosed “run rate revenue” metric.

(3)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of Revenue, other than Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions. Totals may not add due to rounding.)

	Three months ended June 30, 2015
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$803	$221	$60	$70	$351	$1,154	$20	$1,174
Segment operating expenses(1)	182	76	32	24	132	314	8	322
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$621	$148	$28	$46	$222	$843	$12	$855
Segment SG&A(1)	31	13	4	12	29	61	3	64
Segment Operating Profit	$589	$135	$24	$34	$193	$782	$9	$791
Segment Operating Profit Margin	73%	61%	40%	49%	55%	68%	43%	67%

Revenue Growth	21.7%	5.7%	9.6%	(14.3)%	1.6%	14.8%	(21.6)%	13.9%
Total Tenant Billings Growth(2)	22.6%	35.7%	21.1%	16.2%	29.2%	24.5%
Organic Tenant Billings Growth(2)	6.6%	11.3%	13.3%	13.4%	12.1%	8.1%

Revenue Components(3)
Prior-Year Tenant Billings(2)	$602	$152	$31	$57	$240	$841
Colocations/Amendments	36	10	5	4	19	55
Escalations	19	8	1	4	13	31
Cancellations	(14)	(2)	(1)	(0)	(3)	(17)
Other	(1)	1	(0)	(0)	0	(1)
Organic Tenant Billings(2)	$641	$169	$35	$65	$269	$910
New Site Tenant Billings	96	37	2	2	41	137
Total Tenant Billings(2)	$737	$206	$37	$66	$310	$1,047
Foreign Currency Exchange Impact(4)	—	(46)	(2)	(13)	(60)	(60)
Total Tenant Billings (Current Period)(2)	$737	$161	$35	$54	$250	$987

Straight-Line Revenue	31	4	0	2	6	36
Prepaid Amortization Revenue	20	1	0	0	1	20
Other Revenue	15	3	0	(1)	2	18
International Pass-Through Revenue	—	68	26	21	115	115
Foreign Currency Exchange Impact(5)	—	(16)	(1)	(5)	(22)	(22)
Total Property Revenue (Current Period)	$803	$221	$60	$70	$351	$1,154
_______________

(1)	Excludes stock-based compensation expense.

(2)	Tenant Billings is equivalent to the Company’s previously disclosed “run rate revenue” metric.

(3)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of Revenue, other than Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ In thousands. Totals may not add due to rounding.)
The following table reflects the estimated impact of foreign currency exchange rate fluctuations, pass-through revenue and straight-line revenue and expense recognition on total property revenue, Adjusted EBITDA and Consolidated AFFO growth rates.
Components of Growth(1)(2):

Three months ended June 30, 2016	Property Revenue	Adjusted EBITDA	Consolidated AFFO
Growth	23.6%	14.0%	10.3%
Estimated impact of fluctuations in foreign currency exchange rates	(3.4)%	(3.7)%	(4.1)%
Estimated impact of straight-line revenue and expense recognition	(0.8)%	(0.8)%	—%
Estimated impact of international pass-through revenue	6.8%	—%	—%
_______________
(1)    See “Non-GAAP and Defined Financial Measures” below.
(2)    Growth components for net income are not provided, as the impact of each of the line items on the measure cannot be calculated without unreasonable effort.

The reconciliation of Net Income to Adjusted EBITDA and the calculation of Adjusted EBITDA Margin are as follows:

	Three Months Ended June 30,
	2016	2015
Net income	$192,464	$157,180
Income tax provision	43,510	13,956
Other expense	25,842	2,129
(Gain) loss on retirement of long-term obligations	(830)	75,068
Interest expense	181,036	148,507
Interest income	(6,468)	(4,404)
Other operating expenses	13,711	17,449
Depreciation, amortization and accretion	397,765	328,356
Stock-based compensation expense	21,907	24,045
Adjusted EBITDA	$868,937	$762,286
Total revenue	1,442,227	1,174,375
Adjusted EBITDA Margin	60%	65%

UNAUDITED RECONCILIATIONS TO GAAP MEASURES AND THE CALCULATION OF DEFINED FINANCIAL MEASURES
($ in thousands, except per share data. Totals may not add due to rounding.)
The reconciliation of net income to NAREIT Funds From Operations attributable to American Tower Corporation common stockholders and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are presented below:

	Three Months Ended June 30,
	2016	2015
Net income	$192,464	$157,180
Real estate related depreciation, amortization and accretion	360,333	291,183
Losses from sale or disposal of real estate and real estate related impairment charges	5,130	6,775
Dividends on preferred stock	(26,782)	(26,782)
Adjustments for unconsolidated affiliates and noncontrolling interest	(22,942)	(5,856)
NAREIT Funds From Operations attributable to AMT common stockholders	$508,203	$422,500
Straight-line revenue	(35,236)	(35,541)
Straight-line expense	16,476	13,961
Stock-based compensation expense	21,907	24,045
Deferred portion of income tax	12,465	(1,241)
Non-real estate related depreciation, amortization and accretion	37,432	37,173
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	4,417	5,297
Other expense(1)	25,842	2,129
(Gain) loss on retirement of long-term obligations	(830)	75,068
Other operating expense(2)	8,581	10,674
Capital improvement capital expenditures	(25,753)	(19,849)
Corporate capital expenditures	(4,557)	(3,225)
Adjustments for unconsolidated affiliates and noncontrolling interest	22,942	5,856
Consolidated AFFO	$591,889	$536,847
Adjustments for unconsolidated affiliates and noncontrolling interest	(21,434)	(12,591)
AFFO attributable to AMT common stockholders	$570,455	$524,256
Divided by weighted average diluted shares outstanding	429,004	426,933
Consolidated AFFO per diluted share	$1.38	$1.26
AFFO attributable to AMT common stockholders per diluted share	$1.33	$1.23
_______________

(1)	Primarily includes realized and unrealized (gains) losses on foreign currency exchange rate fluctuations.

(2)	Primarily includes integration and acquisition-related costs.

APPENDIX: Updated 2016 Full Year Outlook Measures, Utilizing Previously Disclosed Outlook Format

PLEASE NOTE: This appendix has been provided for comparability purposes, relative to the Company’s previously issued outlook. Going forward, the Company will issue outlook in the format contained in the body of this press release. The format below will no longer be provided beginning in the third quarter of 2016.

The Company’s outlook for 2016 reflects the following:($ in millions)
	Full Year 2016			Midpoint Growth	Midpoint Core Growth(1)
Total property revenue	$5,615	to	$5,705	20.9%	21.4%
Net Income	965	to	1,025	48.1%	N/A
Adjusted EBITDA(1)	3,500	to	3,540	14.8%	20.1%
Consolidated AFFO(1)	2,420	to	2,460	13.5%	17.1%
_______________

(1)	See “Non-GAAP and Defined Financial Measures” above.

The Company’s outlook for total property revenue reflects the following, at the midpoint: ($ in millions)
	Segment Revenue	Organic Core Growth(1)	International Pass-through Revenue(2)	Straight-line Revenue(2)
U.S. property revenue	$3,370	~5.5%	$—	$73
Total international property revenue	2,290	~12%	706	51
Total property revenue	$5,660	~7%	$706	$124
_______________

(1)	See “Non-GAAP and Defined Financial Measures” above.

(2)	Included in Segment Revenue totals but excluded from Core Growth and Organic Core Growth.

The calculation of outlook midpoint Core Growth is as follows: (Totals may not add due to rounding.)
	Total Property Revenue	Adjusted EBITDA(1)	Consolidated AFFO(1)
Outlook midpoint Core Growth	21.4%	20.1%	17.1%
Estimated impact of pass-through revenues	4.6%	—%	—%
Estimated impact of fluctuations in foreign currency exchange rates	(3.5)%	(3.1)%	(3.2)%
Estimated impact of straight-line revenue and expense recognition	(1.4)%	(1.9)%	—%
Estimated Impact of significant one-time items(1)	(0.2)%	(0.3)%	(0.4)%
Outlook midpoint growth	20.9%	14.8%	13.5%
_______________

(1)	See “Non-GAAP and Defined Financial Measures” above.

Total Property Revenue Core Growth Components(1): (Totals may not add due to rounding.)	Full Year 2016
Organic Core Growth	~7%
New Property Core Growth(2)	~14%
Core Growth	~21%
_______________

(1)	Reflects growth at the midpoint of outlook ranges.

(2)	Reflects revenue growth at sites that have been under American Tower’s ownership or control since the beginning of the prior-year period.

Core Growth: (Total property revenue, Adjusted EBITDA and Consolidated AFFO) the increase or decrease, expressed as a percentage, resulting from a comparison of financial results for a current period with corresponding financial results for the corresponding period in a prior-year, in each case, excluding the impact of pass-through revenue (expense), where applicable, straight-line revenue and expense recognition, foreign currency exchange rate fluctuations and significant one-time items. The Company believes that Core Growth provides valuable insight into the underlying trends of its business by adjusting for the items outlined above, which, if unadjusted for, may distort the operating trends of its business.

Organic Core Growth: the increase or decrease in property revenue, expressed as a percentage, resulting from a comparison of financial results for a current period with corresponding financial results for the corresponding period in a prior-year, in each case, excluding the impact of pass-through revenue (expense), straight-line revenue and expense recognition, foreign currency exchange rate fluctuations, significant one-time items and revenue associated with new properties that the Company has added to the portfolio since the beginning of the prior-year period. The Company believes that organic growth is a useful measurement of its ability to add tenancy and incremental revenue to its existing assets for the reported period, and enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets. The organic tenant billings metric discussed earlier provides a similar function, and will replace the organic core growth metric beginning in the third quarter.